Exhibit 10.1

6715 Kenilworth Avenue Partnership
1015 31st Street, NW
Washington, DC   20007

Reference:             Lease Agreement dated Sept. 1, 2000

Amendment to Lease Agreement

Cogent Communications, Inc. (Tenant) and 6715 Kenilworth Avenue Partnership (Landlord) hereby agree to amend the Lease Agreement dated September 1, 2000, as amended (Lease Agreement) as follows:

The Demised Premises shall consist of the 4th, 5th, and 6th floors of the Building.

Tenant is granted an option with respect to the Lease Agreement.  The option may be exercised by delivery of written notice to Landlord on or prior to July 31, 2006.  Upon exercise of the option the following provisions shall be added to the Lease Agreement:

The Lease Term of the Lease Agreement is extended through August 31, 2010.  Tenant may without penalty at any time terminate the lease of space pursuant to the Lease Agreement upon 60 days written notice.  Upon the effective date of any such termination Tenant shall no longer be obligated to pay rent or other charges and any advance rent payments or other charges shall be refunded to Tenant based on proration through the effective date of termination.

Effective for rent due on August 1, 2006 and subsequently the Fixed Annual Rent shall be $353,487.00 payable in monthly installments of  $29,457.25 (representing a reduction from $24 per square foot to $23 per square foot).

For the period commencing August 1, 2006 and ending upon the termination of the lease of space Tenant shall pay in addition to the Fixed Annual Rent an Energy Charge.  The Energy Charge shall equal the building water and natural gas charge multiplied by 53.675 percent (representing the proportion of the building space occupied by Cogent) plus the total building electricity charge multiplied by 68.520 percent (representing the proportion of the building space occupied by Cogent with 2nd floor excluded).  (The different percentage for electricity is due to the fact that the second floor of the building is separately metered.  If this should change the percentage shall be adjusted accordingly.) The Energy Charge shall be calculated monthly based on the actual bills paid by Landlord for electricity, natural gas, and water and submitted to Tenant.  Tenant shall be obligated to pay the Energy Charge to Landlord within 30 days of receipt by Tenant of the calculation and back up from Landlord.

Except as amended herein, the Lease Agreement, as amended, shall remain in full force and effect.   Executed as of the 20th day of June, 2006.

TENANT:  Cogent Communications, Inc

/s/Thaddeus G. “Tad” Weed
Thaddeus G. Weed
Chief Financial Officer

LANDLORD:  6715 Kenilworth Avenue Partnership

/s/David Schaeffer
Dave Schaeffer
General Partner